Exhibit 99.1

Shuttle Pharma Completes Clinical Trial Site Enrollment for Phase 2 of Ropidoxuridine for Treatment of Patients with Glioblastoma

GAITHERSBURG, Md., October 28 2024 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH) (“Shuttle Pharma”), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), announced today it has finalized agreements with all six of the planned site enrollment locations to administer the Phase 2 clinical trial of Ropidoxuridine for the treatment of patients with glioblastoma following the entry into agreements with Georgetown University Medical Center and UNC Medical Center. The Company previously entered agreements with UVA Cancer Center, John Theurer Cancer Center at Hackensack University Medical Center, Allegheny Health Network (AHN) Cancer Institute, and Miami Cancer Institute, part of Baptist Health South Florida. Patients are currently undergoing screening for enrollment in the trial.

Ropidoxuridine (IPdR) is Shuttle Pharma’s lead candidate radiation sensitizer for use in combination with RT to treat brain tumors (glioblastoma), a deadly malignancy of the brain with no known cure. Shuttle has received Orphan Drug Designation from the FDA for IPdR, providing potential marketing exclusivity upon first FDA approval for treatment of the disease.

“We have successfully engaged all six of the planned clinical trial site locations to administer the Phase 2 clinical trial of Ropidoxuridine,” commented Shuttle Pharma’s CEO, Anatoly Dritschilo, M.D. “All six locations are nationally recognized cancer centers that are most likely to treat IDH wild-type, methylation negative glioblastoma patients, the target of the clinical trial. Patients are currently being evaluated for enrollment, having signed consents for treatment, and are now in the process of being screened.”

The Phase 2 clinical trial has begun enrolling patients with aggressive, IDH wild-type, methylation negative glioblastomas. Presently, radiation is the standard of care for this particular group of patients, but outcome studies have shown that more than half of the patients live for less than 12 months after diagnosis. Shuttle Pharma’s Phase 2 clinical trial will randomize 40 patients into two different dose groups (20 @ 1,200 mg/day and 20 @ 960 mg/day) to determine an optimal dose, which will then be continued to add 14 patients on the optimal dosage to reach the survival end-point for comparison to historical controls. The Company expects the trial to be completed over the next 18 to 24 months.

Dr. Dritschilo continued, “An estimated 800,000 patients in the U.S. are treated with radiation therapy annually. According to the American Cancer Society and the American Society of Radiation Oncologists, about 50% of those patients receive radiation therapy with curative intent. The market opportunity for radiation sensitizers lies with the 400,000 patients treated to achieve cancer cures. The results of this trial will be important to the cancer community as we look for effective radiation sensitizers to increase cancer cure rates, prolong patient survival and improve quality of life for patients suffering from glioblastoma.”

More information about the Phase 2 study (NCT06359379) can be found at www.clinicaltrials.gov.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, filed with the SEC on September 4, 2024, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com